Exhibit 10.17

DNDi
Drugs for Neglected Diseases initiative

ENTASIS THERAPEUTICS LIMITED

1 Ashely Road, 3rd Floor

Altrincham, Chestshire  WA14 2DT

11 January 2019

Purpose: Novation of contract

Dear Manos Perros,

We refer to the contract between ENTASIS THERAPEUTICS LIMITED ("ENTASIS") and the Drugs for Neglected Diseases initiative ("DNDi") for a collaboration agreement relating to the development, manufacture and commercialization of zoliflodacin, dated 4 July 2017 ("Contract").

The GARDP Foundation, a Swiss charitable foundation having its principal office at 15 Chemin Louis-Dunant, 1202 Geneva, Switzerland (the "GARDP Foundation") has now been established and operationalised. In accordance with section 16.4 of the Contract, DNDi now wishes to transfer its rights, obligations and liabilities under the Contract to the GARDP Foundation under the terms set out below.

With effect from January 2019 ("Effective Date"):

•	DNDi transfers all its rights and obligations under the Contract to the GARDP Foundation.
•	The GARDP Foundation will perform the Contract and be bound by its terms in every way as if it were the original party to it in place of DNDi.
•	ENTASIS will perform the Contract and be bound by its terms in every way as if the GARDP Foundation were the original party to it in place of DNDi.

In addition, also with effect from the Effective Date:

•

Each of ENTASIS and DNDi releases and discharges the other from all claims and demands under or in connection with the Contract, whether arising before, on, or after the Effective Date, and in each case whether known or unknown to the releasing party.

•

Each of ENTASIS and the GARDP Foundation will have the right to enforce the Contract and pursue any claims and demands under it against each other with respect to matters arising before, on or after the Effective Date, as if GARDP were the original party to the Contract instead of DNDi.

•

The GARDP Foundation agrees to indemnify DNDi against any losses, damages or costs suffered or incurred by DNDi under or in connection with the Contract after the Effective Date. This indemnity shall apply even if DNDi has been negligent.

The Contract will in all other respects continue on its existing terms.

From the Effective Date, each of ENTASIS and the GARDP Foundation should deal solely with each other in respect of the Contract; all invoices and correspondence relating to the Contract should be sent to the GARDP Foundation at the address set out below, marked for the attention of Jean-Pierre PACCAUD, BD Director.

If you have any questions concerning the transfer, please contact GARDP Legal Department at [***] or Fiona Ross, Senior Legal Counsel for DNDi on [***] or at [***].

This letter and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation shall be governed by and construed in accordance with the law of England and Wales.

Please sign each of the three (3) originals of this letter to acknowledge your agreement to the novation of the Contract with effect from the Effective Date on the terms set out above, and return two (2) originals to the attention of GARDP FOUNDATION, Legal Department, at the following address: 15 Chemin Louis Dunant, 1202 GENEVA, SWITZERLAND.

Yours faithfully

/s/ Bernard Pecoul

Name: BERNARD PECOUL

Title: EXECUTIVE DIRECTOR

for and on behalf of the GARDP Foundation

Signed	/s/ Dr. Manica Balasegaram

Name: Dr.MANICA BALASEGARAM

Title: EXECUTIVE DIRECTOR

for and on behalf of ENTASIS

Signed	/s/ Manos Perros

Name :MANOS PERROS

Title: CHIEF EXECUTIVE OFFICER